EXHIBIT 11.2

EMBRAER S.A.

POLICY ON TRADING IN COMPANY SECURITIES AND DISCLOSURE OF

MATERIAL INFORMATION AND PRESERVATION OF CONFIDENTIALITY

(As approved by the Board of Directors on August 06, 2015

effective as of October 1st, 2015, reviewed on August 25th, 2016 and on February 16th, 2023)

This document states the Policy on Trading in Company Securities and Disclosure of Material Information and Preservation of Confidentiality of Embraer S.A. (“Company”), prepared pursuant to CVM Resolution No. 44/2021 (“CVM Resolution 44”).

I – CONCEPT OF MATERIAL INFORMATION

1.1. “Material Information”, for the purposes set forth herein, is any decision by the controlling shareholder, resolution of the shareholders’ meeting or of the management bodies of the publicly held company, or any other act or fact of a political-administrative, technical, trading or economic-financial nature occurred or related to its business that may ponderably influence: (a) the quoted price of securities issued by the Company or referenced thereto (“Securities”); (b) a decision by investors to buy, sell or keep Securities; or (c) a decision by investors to exercise any rights attached to their Securities.

1.1.1. By way of example, all information listed in article 2, sole paragraph of CVM Resolution 44 is considered Material Information.

1.1.2. Pursuant to article 13, paragraph 1, items V and VI, of CVM Resolution 44, it is assumed, for the purposes of this Policy, that Material Information is: (i) from the moment studies or analyzes related to the matter are initiated, information about merger, total or partial spin-off, transformation transactions, or any form of corporate reorganization or business combination, change in the company’s control, including through the execution, amendment or termination of a shareholders’ agreement, decision to carry out the cancellation of registration as a publicly held company or change in the trading environment or segment of the company shares; and (ii) information about filings for court-supervised or out-of-court reorganization and bankruptcy made by the company, from the moment studies or analyzes related thereto are initiated.

II – ADHESION TO POLICY

2.1. All Subject Persons, except for the Company, are required to execute an appropriate adhesion agreement for this Policy on Trading of Company Securities and Disclosure of Material Information and Preservation of Confidentiality (“Policy”), according to the forms attached hereto (“Adhesion Agreement”).

2.2. For the purposes hereof, “Subject Persons” shall mean: (i) the Company itself, (ii) with respect to the Company, either individually or collectively, the direct or indirect controlling shareholders (if any), the Executive Officers as designated in the By-laws, the members of the Board of Directors, the Fiscal Council and any bodies created under the By-laws having a technical or advisory role, such as the committees attached to the Board of Directors; and (iii) any person that by virtue of his or her position, title or duties with the Company, its shareholders or its subsidiaries or affiliates, or as a participant in a project of the Company or its subsidiaries or affiliates, has gained, or is in a position to gain, access to Material Information, and (iv) any person who enters into an Adhesion Agreement pursuant to this Policy.

2.3 An Executive Area (Diretoria) in charge of a project (business) that may give rise to Material Information will specify all the persons who should be considered Subject Persons, in accordance with this Policy, who shall adhere to the Policy and enter into the relevant Adhesion Agreement. Such specification will be made to the Investor Relations Officer or Policy Manager (as defined below) immediately after the Subject Person has gained, or is in a position to gain, access to Material Information.

2.3.1. The abovementioned specification shall be periodically reviewed and updated by the relevant Executive Area.

2.4. The Company will prepare a list containing the name, identification particulars, position, address, telephone number, e-mail address and registration number with tax authorities (CPF) of each Subject Person with respect to this Policy, and will update such list on an ongoing basis to reflect any changes.

2.4.1. The foregoing list will be kept at the registered office of the Company and will be available to the Brazilian Securities Commission (“CVM”).

III – PURPOSE

3.1. The purpose of this Policy is to lay down rules and procedures to be observed by the Investor Relations Officer, the Policy Manager (as defined below), the Trading and Disclosure Committee and other Subject Persons when (i) trading in Securities, with a definition of the periods during which Subject Persons must refrain from trading in the Company’s Securities or securities of its subsidiaries, in Brazil or abroad, or related thereto, so as to avoid any questions concerning misuse of undisclosed Material Information in light of prevailing capital markets regulations; and (ii) disclosing Material Information aiming at ensuring confidentiality thereof before it is made public.

3.2. The rules on disclosure of Material Information are intended to provide investors, in a timely, efficient and reasonable fashion, with the information that they need to make their investment decisions, as well as to ensure optimal symmetry in the dissemination of Material Information. Therefore, no improper use of inside information will be permitted in the securities market by persons having access to such information, in order to benefit themselves or third parties, to the detriment of investors in general, the market or the Company itself.

3.3. Any questions concerning the provisions of this Policy, the applicable regulations issued by CVM and/or the acceptability of any given trade or disclosure of Material Information to the public will be submitted to the Investor Relations Officer or the Policy Manager (as defined below) by letter or e-mail.

IV – PRINCIPLES

4.1. Subject Persons will conduct themselves in keeping with the principles of good faith, transparency, fairness and truthfulness as well as the general principles established by this Policy, such conduct to be informed by high ethical standards and to comply and cause compliance with applicable rules and regulations and best corporate governance practices.

V – TRADING AND DISCLOSURE COMMITTEE

5.1. The Investor Relations Officer will create a Trading and Disclosure Committee in accordance with the internal regulations of the Company, for the purpose of (i) assisting the Investor Relations Officer; (ii) assessing on an ongoing basis the current status of this Policy and proposing any appropriate changes thereto; (iii) where required, clarifying any doubts as to construction of the language of this Policy; (iv) defining all action required for disclosure and dissemination of this Policy; (v) where required, reviewing official queries from regulatory agencies and self-regulatory entities and preparing responses thereto; (vi) where required, helping prepare the documents whereby Material Information will be disclosed; (vii) where required, recommending the time for disclosure of Material Information; and (viii) where required, recommending the continuing confidentiality of Material Information and taking appropriate action in this respect vis-à-vis the CVM.

5.2. In addition to the Investor Relations Officer, the Trading and Disclosure Committee will include executives appointed by the investor relations, financial, legal and communications departments of the Company, among other professionals. The Committee will meet whenever called by the Investor Relations Officer or, in his or her absence, the Policy Manager.

5.3. The Trading and Disclosure Committee may request the participation of other professionals involved in a given project (business) or other situation giving rise to Material Information, at the time of preparation of the document mentioned in item 5 (vi) above, which will be clear and accurate and will use language readily accessible to the investing public.

5.4. The Board of Executive Officers of the Company will appoint an officer to assist the Investor Relations Officer and follow up on and oversee compliance with this Policy (the “Policy Manager”).

VI – PROHIBITION OF THE USE OF MATERIAL INFORMATION IN THE TRADING IN SECURITIES

6.1. No Material Information not yet disclosed may be used by any person who has gained access thereto, for the purpose obtaining an advantage, for himself or for others, by trading Securities, in accordance with this Policy on Trading and Disclosure and CVM Resolution 44.

6.1.1. The prohibition mentioned in item 6.1 shall not apply to subscriptions for new Securities, without prejudice to the application of the rules that provide for the disclosure of information in the context of the issuance and offer of these Securities.

6.2. The Investor Relations Officer or Policy Manager shall take into account the regulatory assumptions related to the trading of Securities with the use of Material Information in the management of this Policy. Pursuant to CVM Resolution 44, it shall be assumed that:

(a) any person who traded Securities having knowledge of Material Information not yet disclosed made use of such Material Information in the referred trading;

(b) direct or indirect controlling shareholders, Officers, members of the Board of Directors and the Fiscal Council, and the Company itself, in relation to the trading of their securities, have access to all Material Information not yet disclosed;

(c) Subject Persons, having had access to Material Information not yet disclosed, are aware that it is privileged information, in accordance with the applicable regulations;

(d) the member of management who resigns from the Company having knowledge of Material Information that has not yet been disclosed makes use of such Material Information when trading Securities within a period of three (3) months from his or her resignation, provided that, at the time of said trading, the aforementioned Material Information without disclosure to the market still exists.

6.3. The assumptions described in the item above:

(i)	are relative and shall be analyzed jointly with other elements that indicate whether the illicit act provided for in the caput of item 6 herein was or was not, in fact, carried out; and

(ii)	may, where applicable, be used in a joint manner.

6.4. The assumptions described in the item above shall not apply:

(i)

to events of acquisition, in a private transaction, of treasury shares of the Company, resulting from the exercise of a stock option under a stock option plan approved by the shareholders’ meeting, or when it concerns the granting of shares to the members of management, employees or service providers of the Company as part of the compensation previously approved by the shareholders’ meeting. However, a subsequent disposal of shares so purchased must comply with all no-trading periods applicable to Securities. The acquisition, holding and disposal of shares purchased in such circumstances will observe the provisions of the relevant plan approved by the Company’s shareholders’ meeting; and

(ii)

to trading involving fixed income securities, when carried out through transactions involving joint repurchase and resale commitments by the seller and by the buyer, respectively, for settlement on a pre-established date, prior to or equal to the maturity of the securities involved in the transaction, carried out with pre-established profitability or remuneration parameters.

6.5. The Investor Relations Officer or the Policy Manager shall make every effort to document the decision-making and management process of this Policy to enable the Company to refute the assumptions described above, in cases where the facts conflict with the regulatory assumptions.

6.6. The prohibitions of trading in Securities will cease to apply as soon as Material Information is disclosed to the public, unless the Investor Relations Officer or Policy Manager provides for additional periods, which he or she may do in any of the following cases: (i) where Material Information needs to be disseminated so that market participants may receive and process it; and (ii) possible interference with an act or fact related to Material Information as a result of trading in Securities by Subject Persons, to the detriment of the Company or its shareholders.

6.7. Where Material Information is made available to any Subject Persons in circumstances not expressly covered by the prohibitions of trading in Article VI hereof, or when it is exceptionally recommended to expressly define the scope of the trading prohibition, the Investor Relations Officer, after consultation with the Trading and Disclosure Committee, will provide for exceptional cases of no-trading (blackout periods) and will communicate them to Subject Persons and, as the case may be, the persons mentioned in item 6.2 above, together with the duration thereof.

6.8. The prohibitions imposed by this Article VI will not apply to trading of treasury shares in a private transaction in connection with the exercise of stock options under a stock option plan when approved by a shareholders’ meeting of the Company.

6.9. A Subject Person that terminates his or her relationship with the Company or ceases to be part of a project (business) to which Material Information is associated before disclosure to the market of information concerning a business or fact that started during his or her service will be barred from trading in Securities (i) for a period of six (6) months after such termination or departure from the project (business) to which Material Information is associated, as the case may be, or (ii) until such time as the information that he or she knows is disclosed, whichever is first.

6.9.1. In the event trading after disclosure of Material Information may interfere with the terms of the business at hand, to the detriment of the Company or its shareholder, the prohibition will remain in place for the aforesaid period of six (6) months.

6.10. The prohibitions provided for in this Policy apply to trades made:

(i)	inside or outside regulated securities market environments;

(ii)	directly or indirectly, either through subsidiaries or third parties with whom a trust or portfolio management agreement is executed; and

(iii)	on the person’s own behalf or on behalf of third parties.

6.10.1. Indirect trades shall mean, for the purposes of the prohibitions provided for in this Policy, those trades that even though not made in the name of a Subject Person, are controlled by, or are subject to the decision-making authority of, a Subject Person.

6.10.2. Trades carried out by investment funds of which the Subject Persons are shareholders are not considered indirect trades or trades on behalf of third parties, provided that the trading decisions cannot be influenced by the shareholders.

6.10.3. It is assumed, evidence to the contrary being permitted, that the trading decisions of the administrator and the manager of an exclusive fund are influenced by the fund’s shareholder, except in the cases of exclusive investment funds the shareholders of which are insurance companies or open supplementary pension entities and that the objective of which is to invest funds from the free benefit generating plan (plano gerador de benefício livre - PGBL) and from the free benefit generating life plan (vida gerador de benefícios livres - VGBL), during the deferment period.

6.11. Subject Persons must make sure that those persons with whom the Company has business, professional or trust relationships do not trade in Securities so long as they have access to undisclosed Material Information. To this effect, Subject Persons will see to it that (i) all persons having access to Material Information execute an Adhesion Agreement subject to the rules herein contained, as the case may be, or a confidentiality agreement that ensures an equivalent effect; and (ii) such fact is promptly communicated to the Investor Relations Officer or the Policy Manager.

6.12. Additionally, Subject Persons will be barred from (i) engaging in the market of securities lending (known as rental of shares (“aluguel de ações”) with respect to the securities issued by the Company; and (ii) entering into derivatives transactions referenced to the securities issued by the Company.

6.13. The communications between the Investor Relations Officer or the Policy Manager and Subject Persons will be made by e-mail or, in the impossibility of using e-mail, by letter.

6.14 The prohibitions provided for in this Policy apply to trading carried out by Subject Persons with securities of the Company’s subsidiaries, in Brazil or abroad, or related thereto.

VII – NO TRADING PERIOD

7.1. During the period of fifteen (15) days prior to the date of disclosure of the Company’s quarterly accounting information and annual financial statements, except in cases of trading carried out under the Policy and without prejudice to the other rules provided for in this Policy, the Company, the controlling shareholders, Officers, members of the Board of Directors and the Fiscal Council are prevented from carrying out any trading in Securities, regardless of the knowledge, by such persons, of the content of the company’s quarterly accounting information and annual financial statements.

7.1.1. The prohibition set forth in this item 7.1 is independent of the assessment as to the existence of Material Information pending disclosure or as to the intention in relation to the trading.

7.1.2. The counting of the period provided for in this item 7.1 shall be done excluding the day of disclosure, however, trading in Securities can only be carried out on that day after said disclosure.

7.1.3. The prohibition provided for in the caput does not apply:

(i)

to trading involving fixed income securities, when carried out through transactions involving join repurchase and resale commitments by the seller and by the buyer, respectively, for settlement on a pre-established date, prior to or equal to the maturity of the securities involved in the transaction, carried out with pre-established profitability or remuneration parameters;

(ii)

to transactions for the fulfilment of obligations assumed before the beginning of the no trading period arising from security loans, exercise of stock purchase or sale options by third parties and forward purchase and sale contracts; and

(iii)

to trading carried out by financial institutions and legal entities that are part of their economic group, provided that they are carried out in the ordinary course of their business and within the parameters pre-established in this Policy.

VIII – DUTIES AND RESPONSIBILITIES OF THE INVESTOR RELATIONS OFFICER WITH RESPECT TO DISCLOSURE OF MATERIAL INFORMATION

8.1. The responsibilities of the Investor Relations Officer are as follows:

(a)

to disclose and communicate to CVM and to the managing entities of the markets in which the Securities are traded (“Stock Exchanges”), promptly after having knowledge thereof, the occurrence of an act or fact related to the business of the Company that constitutes Material Information;

(b)

to ensure the broad and prompt dissemination of Material Information to the stock exchanges and all markets in which the Securities of the Company are listed for trading, as well as to the investing public in general;

(c)	when so required, to provide the appropriate agencies with additional clarification with regard to disclosure of Material Information; and

(d)

to approach the persons having access to Material Information in the case of the preceding subitem or in the case of unusual fluctuations in the quotes, prices or trading volumes for Securities, in order to determine if they have knowledge of information that should be disclosed to the market, and to make sure at all times that information is promptly disclosed, as appropriate, in accordance with the applicable laws.

IX – DUTIES AND RESPONSIBILITIES OF SUBJECT PERSONS WITH RESPECT TO DISCLOSURE OF MATERIAL INFORMATION

9.1. According to CVM Resolution 44, Subject Persons will have the following responsibilities:

(a)	to communicate to the Investor Relations Officer or the Policy Manager, all Material Information that they have knowledge of; and

(b)	to hold in confidence Material Information until such time as it is disclosed to the market.

9.2. A Subject Person that inadvertently communicates Material Information to any person other than a Subject Person, before disclosure thereof to the market, must promptly bring such undue communication to the attention of the Investor Relations Officer or the Policy Manager, so that action may be taken as appropriate.

X – DISCLOSURE OF MATERIAL INFORMATION BY THE COMPANY

10.1. The communication of Material Information to CVM and the stock exchanges will be made by an instrument, in writing form, and will describe in detail the acts and/or facts at hand, with an indication, whenever possible, of the amounts involved and any other clarification.

10.2. Concurrently with the disclosure mentioned in item 10.1 above, the Company shall also carry out the disclosure of Material Information, at least, through publication in one or more news websites where the material information is made available in its entirety and free of charge.

10.3. In addition to the provisions of items 10.1 and 10.2, the Company may also, in its sole discretion, disclose Material Information through any of the following means:

(a)	the Company’s website;

(b)	e-mail;

(c)	teleconference;

(d)	public meetings with trade associations, investors, analysts or interested members of the public, in Brazil or abroad;

(e)	press releases; and

(f)	broadcasting channels used by the market.

10.4. Disclosure by publication in newspapers, whenever it occurs, may be made in summary form, as long as it includes the web addresses where the full information will be available to interested members of the public, with language at least identical to that provided to CVM.

10.5. With respect to press conferences and other communications involving Material Information that has already been disclosed to the market, the staff of the department in charge of the transaction or business that gave rise to Material Information will organize and conduct such activities together with the Investor Relations Officer or his or her designee.

10.6. Whenever Material Information is transmitted through any given communications channel, including press releases or meetings with trade associations, investors, analysts or selected members of the public, in Brazil or abroad, such Material Information will be simultaneously disclosed to CVM, the stock exchanges and the investing public in general.

10.7. Material Information will be disclosed preferably before the start or after the closing of business on the stock exchanges. Where the stock exchanges are not operating at the same time, disclosure will be made by reference to the working hours of the stock exchanges located in Brazil.

10.8. The Company will not comment on market rumors involving the Company.

10.9. The Company does not consider Material Information those arising from day-to-day activities related to its business, such as, for example, negotiations and transactions involving the manufacture and sale of aircraft and systems, the provision of support and after-sales services, in the segments in which it operates.

10.10. Certain of the Company’s subsidiaries are independently managed and disclose information to the market in accordance with regulations and laws of other countries. The information disclosed by these subsidiaries shall not be subject to this Policy and shall not be interpreted as information disclosed by the Company. The disclosure of information by these subsidiaries shall not affect the disclosure to be made by the Company, as provided for in the applicable laws and in this Policy. Material Information independently disclosed by these subsidiaries shall not give rise to liability for the Company under the applicable Brazilian laws or under this Policy.

XI – EXCEPTION TO DISCLOSURE OF MATERIAL INFORMATION BY THE COMPANY

11.1. The acts or facts that constitute Material Information may cease to be disclosed by the Company, immediately, if the management understand that its disclosure will jeopardize a legitimate interest of the Company.

11.2. The members of management are required to, directly or through the Investor Relations Officer, immediately disclose the Material Information in the event that (i) the Material Information becomes unmanageable, or (ii) there is an unusual fluctuation in the quotes, prices or trading volumes for Securities.

11.3. The Company may choose to submit for consideration of CVM an issue concerning disclosure to the public of Material Information that would jeopardize a legitimate interest of the Company, in accordance with CVM Resolution 44.

XII – DUTY TO HOLD MATERIAL INFORMATION IN CONFIDENCE

12.1. Subject Persons will maintain reserve as to the business of the Company and will hold in confidence all undisclosed Material Information in connection therewith to which they have access by virtue of their position or office, until such time as such Material Information is disclosed to the public, and they will also ensure that their subordinates and third parties with whom they have a relationship of trust act accordingly.

12.2. Even after it has been disclosed to the public, Material Information will be deemed by Subject Persons as undisclosed until a reasonable period of time has elapsed to allow market participants to receive and process such Material Information.

12.3. Subject Persons will refrain from discussing the business of the Company in public places, particularly its Material Information. Likewise, Subject Persons will only discuss with others matters relating to Material Information on a need-to-know basis.

12.4. In the event Subject Persons find that Material Information as yet undisclosed to the public has become known to persons who are not subject to confidentiality duties before the Company or that there has been an unusual fluctuation in quotes, prices or trading volumes for Securities, they will promptly notify such facts to the Company’s Investor Relations Officer or the Policy Manager, so that the need to disclose the Material Information to the market can be assessed, in accordance with the applicable laws.

12.5. During the 15-day period prior to the public disclosure and delivery to CVM of the quarterly accounting information and the annual financial statements of the Company, Subject Persons will be prevented from making any comment on, providing clarification for, or discussing with the market any information whatsoever related to said documents (“Silent Period”).

12.6. Given that the Company releases projections pursuant to CVM Resolution No. 80/2022, when questioned by analysts about estimates and projections of Company results before they have been actually disclosed, the Investor Relations Officer will neither confirm nor reject such estimated or projected results nor offer any comments on matters as yet undisclosed.

XIII – INDIVIDUAL INVESTMENT PLANS

13.1. Subject Persons may execute individual investment plans for trading in Securities, provided that the rules set forth in CVM Resolution 44 are observed.

XIV - MISCELLANEOUS

14.1. The Investor Relations Officer will bring to the attention of the Board of Directors from time to time the matters related to implementation of this Policy, including any noncompliance herewith.

14.2. The Company’s Board of Directors will assess the omissions of this Policy and possible exceptions to this Policy, in compliance with the law and applicable regulations, especially CVM Resolution 44, the internal rules of the Company and the principles of this Policy.

XV – BREACH OF POLICY

15.1. Any verified breaches of this Policy by Subject Persons shall be immediately communicated to the Company, by means of a letter or e-mail addressed to one of the following channels:

a) Investor Relations Officer;

b) any Executive Officers of the Company as designated in the By-laws;

c) General Council;

d) Company’s compliance area;

e) Audit, Risks and Ethics Committee (“CARE”);

f) internal audit area;

g) human resources area;

h) Helpline channel, as provided for in the Company’s Code of Ethics and Conduct.

15.2. In cases of communication of any breaches of this Policy, the complaint’s recipient shall notify CARE (or the Board of Directors, in the event of breach by a CARE member), which shall decide on the application of any sanctions, pursuant to item 15.3 below.

15.3. The breach of this Policy shall subject the breaching person to disciplinary sanctions in accordance with applicable regulatory standards, the internal regulations of the Company and the provisions of this Policy, without prejudice to applicable regulatory, civil and criminal penalties.

AGREEMENT OF ADHESION TO THE POLICY ON TRADING IN

COMPANY SECURITIES AND DISCLOSURE OF

MATERIAL INFORMATION AND PRESERVATION OF CONFIDENTIALITY

(Group 2.2(ii) and 2.2(iii))

[•], [insert identification details], bearer of Identity Card RG No. [•] and enrolled with the Taxpayer’s Register (CPF/MF) under No. [•], resident and domiciled in the city of [•], State of [•], with business address in the city of [•], at [•], CEP [•] (“Signatory”), as [•] of [Embraer S.A. or [•], [subsidiary][affiliated] of Embraer S.A.]1, for the purposes of the “Policy on Trading in Company Securities and Disclosure of Material Information and Preservation of Confidentiality”, approved on August 6, 2015 by the Board of Directors of Embraer S.A. (“Company” or “Embraer”) and reviewed on August 25, 2016 and on February 16, 2023 (“Policy”), hereby, through the signature of this “Adhesion Agreement”, declares and acknowledges as follows:

Whereas:

(a) the Signatory qualifies a “Subject Person” (as defined in item [insert item 2.2(ii) or 2.2(iii) as applicable] of the Policy); and

(b) the Signatory is fully aware of the terms and conditions contained in the Policy.

The Signatory, through this Adhesion Agreement, as of the date hereof, fully and expressly adheres to the Policy, undertaking to comply with all the rules and procedures established therein, in particular the provisions of Article VI (Prohibition of the Use of Material information in the trading in securities), Article IX (Duties and Responsibilities of Subject Persons with Respect to Disclosure of Material Information) and Article XII (Duty to Hold Material Information in Confidence).

[1]	Adjust as appropriate

For the purposes of item 6.16 of the Policy, all communications by Embraer shall be carried out by e-mail, or, in the event of impossibility of communication, by letter addressed to the address indicated below. The addresses shall be kept up to date and, in case of changes, the new addresses shall be informed to Embraer at least fifteen (15) days in advance:

[MAILING ADDRESS]

E-mail: [•]

The Signatory hereby declares the receipt of a full copy of the Policy, adhering thereto in the form set forth above, for which this Adhesion Agreement is executed in three (3) counterparts of identical content and form, in the presence of the two (2) undersigned witnesses.

São José dos Campos, [•] [•], [•].

[NAME OF SIGNATORY]

Witnesses:

Name:	Name:

ID:	ID:

CPF:	CPF:

AGREEMENT OF ADHESION TO THE POLICY ON TRADING IN

COMPANY SECURITIES AND DISCLOSURE OF

MATERIAL INFORMATION AND PRESERVATION OF CONFIDENTIALITY

(Group 6.14 – External Advisors)

[•], [insert identification details], bearer of Identity Card RG No. [•] and enrolled with the Taxpayer’s Register (CPF/MF) under No. [•], resident and domiciled in the city of [•], State of [•], with business address in the city of [•], at [•], CEP [•] (“Signatory”), as [•] of company [•] [insert identification details] (“[company name]” or “[•]”]), for the purposes of the “Policy on Trading in Company Securities and Disclosure of Material Information and Preservation of Confidentiality”, approved on August 6, 2015 by the Board of Directors of Embraer S.A. (“Company” or “Embraer”) and reviewed on August 25, 2016 and on February 16, 2023 (“Policy”), hereby, through the signature of this “Adhesion Agreement”, declares and acknowledges as follows:

Whereas:

(a)	the Signatory is part of the technical team of [•], which entered into a services agreement with [Embraer or [•], [subsidiary][affiliate] of Embraer][2], which expires on [•];

(b)	[the Signatory is directly engaged in the [•] project, in which the following activities are expected to be developed: [•]][3];

(c)	the Signatory, [shareholder] of [•], shall be treated as “Subject Person” (as set forth in item 6.14 of the Policy); and

(d)	the Signatory is fully aware of the terms and conditions contained in the Policy.

[2]	Adjust as appropriate
[3]	Include, as applicable

The Signatory, through this Adhesion Agreement, as of the date hereof, fully and expressly adheres to the Policy, undertaking to comply with all the rules and procedures established therein, in particular the provisions of Article VI (Prohibition of the Use of Material information in the trading in securities), Article IX (Duties and Responsibilities of Subject Persons with Respect to Disclosure of Material Information) and Article XII (Duty to Hold Material Information in Confidence).

For the purposes of item 6.14 of the Policy, the Signatory shall ensure that those with whom the Signatory maintains a business, professional or trusting relationship refrain from trading Securities when they have access to undisclosed Material Information, and shall (i) cause every person who accesses Material Information to enter into this Adhesion Agreement, subject to the rules set forth herein as applicable[, or confidentiality agreement that ensures equivalent effect]4; and (ii) immediately inform Embraer of such fact.

For the purposes of item 6.16 of the Policy, all communications by Embraer shall be carried out by e-mail, or, in the event of impossibility of communication, by letter addressed to the address indicated below. The addresses shall be kept up to date and, in case of changes, the new addresses shall be informed to Embraer at least fifteen (15) days in advance:

[MAILING ADDRESS]

E-mail: [•]

The Signatory hereby declares the receipt of a full copy of the Policy, adhering thereto in the form set forth above, for which this Adhesion Agreement is executed in three (3) counterparts of identical content and form, in the presence of the two (2) undersigned witnesses.

São José dos Campos, [•] [•], [•].

[NAME OF SIGNATORY]

[4]	Adjust as appropriate

Witnesses:

Name:	Name:

ID:	ID:

CPF:	CPF: